Filed Pursuant to Rule 433
Registration No. 333-143571
June 13, 2007

Pricing Term Sheet

$250,000,000 Senior Floating Rate Notes due 2010
$375,000,000 6.150% Senior Notes due 2012
$375,000,000 6.600% Senior Notes due 2017

Issuer:	National Semiconductor Corporation ("National")
Title of Securities:	Senior Floating Rate Notes due 2010 (the "Floating Rate Notes due 2010") 6.150% Senior Notes due 2012 (the "Notes due 2012") 6.600% Senior Notes due 2017 (the "Notes due 2017")
Note Type:	Senior Unsecured
Offering Size:	Floating Rate Notes due 2010: $250,000,000 Notes due 2012: $375,000,000 Notes due 2017: $375,000,000
Trade Date:	June 13, 2007
Settlement Date:	June 18, 2007 (T+3)
Maturity:	Floating Rate Notes due 2010: June 15, 2010 Notes due 2012: June 15, 2012 Notes due 2017: June 15, 2017
First Call Date:	Floating Rate Notes due 2010: December 15, 2008
Coupon:	Floating Rate Notes due 2010: Three-month LIBOR plus 0.25% Notes due 2012: 6.150% per annum Notes due 2017: 6.600% per annum
Price to Public (Issue Price):
Floating Rate Notes due 2010: 100.000% plus accrued interest, if any, from June 18, 2007
Notes due 2012: 99.971% plus accrued interest, if any, from June 18, 2007
Notes due 2017: 99.994% plus accrued interest, if any, from June 18, 2007
Gross Spread:	Floating Rate Notes due 2010: 0.450% Notes due 2012: 0.600% Notes due 2017: 0.650%
Net Proceeds to National:	Floating Rate Notes due 2010: 99.550% Notes due 2012: 99.371% Notes due 2017: 99.344%
Denominations:	Minimum of $2,000 and integral multiples of $1,000 thereof
Ratings:	Baa1 (Stable) / BBB (Stable)
Interest Payment Dates:	Floating Rate Notes due 2010: March 15, June 15, September 15 and December 15 Notes due 2012: June 15 and September 15 Notes due 2017: June 15 and September 15

Redemption Provisions:
Optional Redemption
Floating Rate Notes due 2010: The floating rate notes are not redeemable prior to December 15, 2008. Thereafter, National may redeem the floating rate notes on any interest payment date at a price equal to 100% of their principal amount plus accrued and unpaid interest to the redemption date.
Notes due 2012: Make-whole call at any time at 100% of discounted present value at Treasury Rate plus 15 basis points.
Notes due 2017: Make-whole call at any time at 100% of discounted present value at Treasury Rate plus 20 basis points.
Change of Control Repurchase:
Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a below investment grade rating of the notes by Moody's and S&P), the issuer will be required to make an offer to purchase the notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to the date of repurchase.
CUSIP:	Floating Rate Notes due 2010: 637640 AC7 Notes due 2012: 637640 AD5 Notes due 2017: 637640 AE3
Underwriters:	Sole Bookrunner: Goldman, Sachs & Co. Co-Manager: Banc of America Securities LLC

National has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents National has filed with the SEC for more complete information about the issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents for free by visiting the SEC Web site at www.sec.gov. Copies of the prospectus and the prospectus supplement may be obtained from Goldman, Sachs & Co., Prospectus Department, by calling 866-471-2526.

The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody's and Standard and Poor's. Each of the security ratings above should be evaluated independently of any other security rating.